SISECAM RESOURCES LP

SISECAM RESOURCES LP ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS
Atlanta, Georgia May 2, 2023 -- Sisecam Resources LP (NYSE: SIRE) (“we,” “us, “our,” or the “Partnership”) today reported its financial and operating results for first quarter ended March 31, 2023.
First Quarter 2023 Financial Highlights:
•Net sales of $207.1 million increased 26.7% from the prior-year first quarter. This increase in net sales in the current quarter from the prior year first quarter is primarily attributable to a sales price increase of 24.1% for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The higher sales prices were due to strong demand in the domestic and international markets.
•Soda ash volume produced decreased 18.5% from the prior-year first quarter, and soda ash volume sold increased 2.1% from the prior-year first quarter.
•Net income of $40.3 million increased $8.5 million from the prior-year first quarter. The increases are primarily due to higher average sales price partly offset by inflationary impact on operating costs.
•Adjusted EBITDA of $50.2 million increased 27.4% from the prior-year first quarter. This increase is primarily attributable to the operating income increase.
•Basic earnings per unit of $0.99 for the quarter increased 26.9% over the prior-year first quarter of $0.78.
•Net cash provided by operating activities of $35.6 million increased $27.9 million over prior-year first quarter.
•Distributable cash flow of $21.5 million increased 42.4% compared to the prior-year first quarter.

Ertugrul Kaloglu, CEO, commented: The Sisecam Resources team delivered another successful quarter with results mostly driven by strong pricing and demand in the soda ash market globally. We safely produced 552 thousand short tons in the first quarter of 2023. This production is considerably less than our production in the same period of 2022 mainly due to certain equipment-related issues, winter weather events and accelerating to the first quarter of 2023 one of our annual maintenance outages.
Strong sales results, both domestically and internationally, drove strong first quarter sales helping to offset challenges resulting from inflation, recession concerns and continued supply chain issues.
First quarter net sales of $207.1 million, an increase year-over-year of 26.7%, have benefited from continued advantageous sales conditions particularly in markets overseas. While higher energy and freight expenses have challenged our costs to produce, the team has worked hard to manage those costs and reduce the impact of these increases.
Expense and cash flow management continues to be a focus for the team to reduce risks related to higher interest rates, inflation, supply chain pressures and a possible recession. In the current environment of increased uncertainty with interest rates, inflation and recession concerns, the Partnership remains focused on maintaining a conservative capital structure, working capital management liquidity flexibility to continue to meet future cash flow requirements.

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2023	2022	% Change
Soda ash volume produced (thousands of short tons)	552.2	677.8	(18.5)%
Soda ash volume sold (thousands of short tons)	653.6	640.0	2.1%
Net sales	$207.1	$163.4	26.7%
Net income	$40.3	$31.8	26.7%
Net income attributable to Sisecam Resources LP	$19.9	$15.7	26.8%
Earnings per limited partner unit	$0.99	$0.78	26.9%
Adjusted EBITDA(1)	$50.2	$39.4	27.4%
Adjusted EBITDA attributable to Sisecam Resources LP(1)	$25.0	$19.7	26.9%
Net cash provided (used) by operating activities	$35.6	$7.7	362.3%
Distributable cash flow attributable to Sisecam Resources LP(1)	$21.5	$15.1	42.4%
Distribution coverage ratio (1)	2.1	1.5	N/A

(1)See non-GAAP reconciliations
Three Months Ended March 31, 2023 compared to Three Months Ended March 31, 2022
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2023	2022
Net sales:
Domestic	$97.0	$69.5	39.6%
International	110.1	93.9	17.3%
Total net sales	$207.1	$163.4	26.7%
Sales volumes (thousands of short tons):
Domestic	340.3	313.4	8.6%
International	313.3	326.6	(4.1)%
Total soda ash volume sold	653.6	640.0	2.1%
Average sales price (per short ton):(1)
Domestic	$284.9	$221.8	28.4%
International	$351.7	$287.5	22.3%
Average	$316.9	$255.3	24.1%
Percent of net sales:
Domestic sales	46.8%	42.5%	10.1%
International sales	53.2%	57.5%	(7.5)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	52.1%	49.0%	6.3%
International volume	47.9%	51.0%	(6.1)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales increased by 26.7% to $207.1 million for the three months ended March 31, 2023 from $163.4 million for the three months ended March 31, 2022, primarily driven by an increase in average sales price of 24.1%. The higher sales prices were due to strong demand in the domestic and international markets.
Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates. Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates increased by $34.4 million to

$158.3 million for the three months ended March 31, 2023 from $123.9 million for the three months ended March 31, 2022, which was primarily due to increases in gas prices, production cost and freight cost, more specifically due to significant ocean freight cost increases from high demand in the global supply chain.
Selling, general and administrative expenses and affiliates.  Our selling, general and administrative expenses and affiliates increased 6.1% to $7.0 million for the three months ended March 31, 2023, compared to $6.6 million for the three months ended March 31, 2022. The increase was primarily due to an increase in legal fees offset by a decrease in the management fee charged to Sisecam Chemicals for the three months ended March 31, 2023, compared to the three months ended March 31, 2022.
Operating income. As a result of the foregoing, operating income increased by approximately 27.1% to $41.8 million for the three months ended March 31, 2023, from $32.9 million operating income for the three months ended March 31, 2022. The increase was primarily due to higher net sales resulting from the higher average sales price.
Net income. As a result of the foregoing, net income increased by approximately 26.7% to $40.3 million for the three months ended March 31, 2023, from $31.8 million for the three months ended March 31, 2022.
CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2023	2022
Capital Expenditures
Maintenance	$4.5	$7.2
Total	$4.5	$7.2
Operating and Other Data:
Ore grade(1)	86.7%	86.6%
Ore to ash ratio(2)	1.67:1.0	1.56:1.0

(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

In connection with the acquisition by Sisecam Chemicals USA Inc. (“Sisecam USA”) of 60.0% of Sisecam Chemicals Resources LLC, Sisecam USA, the new controlling owner, is evaluating all the expansion plans for the Partnership. This evaluation includes analyzing opportunities to de-bottleneck existing operations to increase production. As we evaluate investment opportunities, we intend to maintain our disciplined financial policy with a conservative capital structure. During the three months ended March 31, 2023 and 2022, there was no expansion capital expenditures.
CASH FLOWS
Cash Flows
Operating Activities
Our operating activities during the three months ended March 31, 2023 provided cash of $35.6 million, an increase of 362.3% from the $7.7 million cash provided during the three months ended March 31, 2022, primarily as a result of the following:
•an increase of 26.7% as a result of net income of $40.3 million during the three months ended March 31, 2023, compared to $31.8 million for the prior-year period; and
•a decrease in cash used in working capital of $17.5 million during the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The decrease of the cash used in working capital period over period was primarily due to a lower accounts receivable balance at March 31, 2023 as compared to the three months ended March 31, 2022.
Investing Activities
We used cash flows of $5.2 million in investing activities during the three months ended March 31, 2023, compared to $8.2 million used during the three months ended March 31, 2022, for capital projects as described in “Capital Expenditures” above.

Financing Activities
Cash used in financing activities of $33.1 million during the three months ended March 31, 2023, as compared to $1.1 million of cash provided by financing activities in the prior-year same period, largely due to repayment on the Sisecam Wyoming Credit Facility during the three months ended March 31, 2023, compared to the three months ended March 31, 2022.
ABOUT SISECAM RESOURCES LP
Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Sisecam Resources LP owns a controlling interest comprised of a 51% membership interest in Sisecam Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Sisecam Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, and our change of control effective December 21, 2021, the impact of war on the global economy, energy supplies and raw materials, and our ability to maintain or increase our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the resurgence or subsequent variants and the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022, and any additional subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2023	2022
Net Sales	$207.1	$163.4
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	148.1	114.8
Cost of goods sold - affiliates	1.7	2.6
Depreciation, depletion and amortization expense	8.5	6.5
Selling, general and administrative expenses—affiliates	5.1	5.4
Selling, general and administrative expenses—others	1.9	1.2
Total operating costs and expenses	165.3	130.5
Operating income	41.8	32.9
Other expenses:
Interest income	0.2	—
Interest expense	(1.6)	(1.1)
Other, net	(0.1)	—
Total other expense, net	(1.5)	(1.1)
Net income	$40.3	$31.8
Net income attributable to noncontrolling interest	20.4	16.1
Net income attributable to Sisecam Resources LP	$19.9	$15.7
Other comprehensive income:
Income/(loss) on derivative financial instruments	$(40.0)	$5.2
Comprehensive income	0.3	37.0
Comprehensive income attributable to noncontrolling interest	0.8	18.6
Comprehensive (loss) income attributable to Sisecam Resources LP	$(0.5)	$18.4

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.99	$0.78
Net income per limited partner unit (diluted)	$0.99	$0.78

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.8
Weighted average limited partner units outstanding (diluted)	19.8	19.8

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$18.6	$21.3
Accounts receivable—affiliates	54.2	53.9
Accounts receivable, net	171.9	170.8
Inventory	39.6	47.7
Other current assets	8.7	47.8
Total current assets	293.0	341.5
Property, plant and equipment, net	296.0	298.9
Other non-current assets	28.5	31.5
Total assets	$617.5	$671.9
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.9	$8.8
Accounts payable	28.8	37.1
Due to affiliates	3.4	6.1
Accrued expenses	48.7	59.6
Total current liabilities	89.8	111.6
Long-term debt	115.9	128.2
Other non-current liabilities	16.4	16.1
Total liabilities	222.1	255.9
Commitments and contingencies (See Note 9)
Equity:
Common unitholders - Public and Sisecam Chemicals Wyoming LLC (19.8 units issued and outstanding at March 31, 2023 and December 31, 2022)	216.6	207.0
General partner unitholders - Sisecam Resource Partners LLC (0.4 units issued and outstanding at March 31, 2023 and December 31, 2022)	4.9	4.7
Accumulated other comprehensive income	(1.2)	19.2
Partners’ capital attributable to Sisecam Resources LP	220.3	230.9
Noncontrolling interest	175.1	185.1
Total equity	395.4	416.0
Total liabilities and partners’ equity	$617.5	$671.9

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Cash flows from operating activities:
Net income	$40.3	$31.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	8.5	6.6
Loss on disposal of assets, net	0.2	—
Other non-cash items	0.2	0.4
Changes in operating assets and liabilities:
Accounts receivable—affiliates	(0.3)	(1.3)
Accounts receivable, net	(1.1)	(25.4)
Inventory	7.8	(9.1)
Other current and non-current assets	0.3	(1.1)
Accounts payable	(7.5)	5.8
Due to affiliates	(2.7)	1.6
Accrued expenses and other liabilities	(10.1)	(1.6)
Net cash provided (used) by operating activities	35.6	7.7
Cash flows from investing activities:
Capital expenditures	(5.2)	(8.2)
Net cash used in investing activities	(5.2)	(8.2)
Cash flows from financing activities:
Borrowings on Sisecam Wyoming Credit Facility	35.0	40.0
Repayments on Sisecam Wyoming Credit Facility	(45.0)	(10.0)
Repayments of Sisecam Wyoming Equipment Financing Arrangement	(2.2)	(2.1)
Distributions to common unitholders, general partner and non-controlling interest	(20.9)	(26.6)
Common units surrendered for taxes	—	(0.2)
Net cash used in financing activities	(33.1)	1.1
Net increase in cash and cash equivalents	(2.7)	0.6
Cash and cash equivalents at beginning of period	21.3	2.7
Cash and cash equivalents at end of period	18.6	3.3

Supplemental disclosure of cash flow information:
Interest paid during the period	$1.5	$1.0

Supplemental disclosure of non-cash investing activities:
Capital expenditures on account	$1.8	$3.2

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Sisecam Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s operating performance and liquidity. Adjusted EBITDA may provide an operating performance comparison to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods. Adjusted EBITDA may also be used to assess the Partnership’s liquidity including such things as the ability of our assets to generate sufficient cash flows to make distributions to our unitholders and our ability to incur and service debt and fund capital expenditures.
Distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s liquidity, including:
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders and
•our ability to incur and service debt and fund capital expenditures.
We believe that the presentation of Adjusted EBITDA provides useful information to our investors in assessing our financial conditions, results of operations and liquidity. Distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our liquidity. The GAAP measures most directly comparable to Adjusted EBITDA is net income and net cash provided by operating activities. The GAAP measure most directly comparable to distributable cash flow and distribution coverage ratio is net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
The table below presents a reconciliation of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow:

	Three Months Ended March 31,
(In millions, except per unit data)	2023	2022
Reconciliation of net income to Adjusted EBITDA attributable to Sisecam Resources LP:
Net income	$40.3	$31.8
Add backs:
Depreciation, depletion and amortization expense	8.5	6.5
Interest expense, net	1.4	1.1
Adjusted EBITDA	50.2	39.4
Less: Adjusted EBITDA attributable to noncontrolling interest	25.2	19.7
Adjusted EBITDA attributable to Sisecam Resources LP	$25.0	$19.7

Reconciliation of net cash from operating activities to Adjusted EBITDA and distributable cash flow attributable to Sisecam Resources LP:
Net cash provided by operating activities	$35.6	$7.7
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)
Net change in working capital	13.7	31.1
Interest expense, net	1.4	1.1
Other non-cash items and loss on disposal of assets, net	(0.4)	(0.4)
Adjusted EBITDA	50.2	39.4
Less: Adjusted EBITDA attributable to noncontrolling interest	25.2	19.7
Adjusted EBITDA attributable to Sisecam Resources LP	25.0	19.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.7	0.5
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	2.8	4.1
Distributable cash flow attributable to Sisecam Resources LP	$21.5	$15.1

Cash distribution declared per unit	$0.5	$0.5
Total distributions to unitholders and general partner	$10.1	$10.1
Distribution coverage ratio	2.1	1.5

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2023	Q1-2023	Q4-2022	Q3-2022	Q2-2022	Q1-2022
Reconciliation of Net income to Adjusted EBITDA:
Net income	$136.5	$40.3	$33.9	$31.1	$31.2	$31.8
Add backs:
Depreciation, depletion and amortization expense	29.9	8.5	6.4	7.8	7.2	6.5
Interest expense, net	6.1	1.4	1.6	1.7	1.4	1.1
Equity-based compensation (benefit) expense, net of forfeitures	0.3	—	—	—	0.3	—
Adjusted EBITDA	172.8	50.2	41.9	40.6	40.1	39.4
Less: Adjusted EBITDA attributable to non-controlling interest	86.3	25.2	20.9	20.3	19.9	19.7
Adjusted EBITDA attributable to Sisecam Resources LP	$86.5	$25.0	$21.0	$20.3	$20.2	$19.7

Adjusted EBITDA attributable to Sisecam Resources LP	86.5	25.0	21.0	20.3	20.2	19.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	2.8	0.7	0.7	0.8	0.6	0.5
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	13.2	2.8	4.2	2.7	3.5	4.1
Distributable cash flow attributable to Sisecam Resources LP	$70.5	$21.5	$16.1	$16.8	$16.1	$15.1

Cash distribution declared per unit	$2.0	$0.5	$0.5	$0.5	$0.5	$0.5
Total distributions to unitholders and general partner	$40.4	$10.1	$10.1	$10.1	$10.1	$10.1
Distribution coverage ratio	1.75	2.13	1.59	1.67	1.60	1.50

CONTACTS:

Sisecam Resources LP

Investor Relations
M. Nedim Kulaksizoglu+
Chief Financial Officer
(770) 375-2321
NKULAKSIZOGLU@sisecam.com